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                                                                Exhibit 11.1





                                GREAT WESTERN FINANCIAL CORPORATION

                              Computation of Net Income Per Common Share
                                     Primary and Fully Diluted
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

                                    Three Months Ended   Six Monthes Ended
                                          June 30            June 30
                                    ------------------   -----------------
(Dollars in thousands)                 1996       1995      1996      1995
                                       ----       ----      ----      ----

Net income                          $79,271    $50,436    $150,565   $ 93,920
Preferred stock dividends -
  convertible and nonconvertible     (6,241)    (6,254)    (12,496)   (12,508)
                                    -------    -------    --------   --------
Net income for computing earnings
  per Common share - primary         73,030     44,182      138,069     81,412
Preferred stock dividends -
  convertible                         2,818          -        5,649          -
                                    -------    -------     --------   --------
Net income for computing earnings
  per Common share - fully diluted  $75,848    $44,182     $143,718   $ 81,412
                                    =======    =======     ========   ========

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                           Computation of Average Number of
            Common Shares Outstanding on Primary and Fully Diluted Basis

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


                                      Three Months Ended    Six Months Ended
                                           June 30              June 30
                                     ------------------   ------------------
(In thousands, except per share amounts)                             1996     1995       1996      1995
                                                                     ----     ----       ----      ----
Average number of Common shares
  outstanding during each period -
  without dilution                     137,306   135,360    137,249    134,948
Common share equivalents outstanding
  at the end of each period              1,735     1,387      1,735        928
                                       -------  --------   --------   --------
Average number of Common shares and
  Common share equivalents outstanding
  during each period on a primary
   basis                               139,041   136,747    138,984    135,876
Common share equivalents outstanding
  at the end of each period on a fully
  diluted basis                            125         -        125        367
Addition from assumed conversion as
  of the beginning of each period of
  the convertible preferred stock
  outstanding at the end of each
  period                                 6,325         -      6,325          -
                                       -------   -------    -------    -------
Average number of Common shares
  outstanding during each period
  on a fully diluted basis             145,491   136,747    145,434    136,243
                                       =======   =======    =======    =======
Net income per Common share
  Primary                                 $.52       $.32      $.99       $.60
  Fully diluted                            .52        .32       .99        .60

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